Cambium Learning Group, Inc. 2012 Fourth Quarter Earnings Call
Thursday, March 7, 2013 5:00 PM Eastern

Officers

Brad Almond; Cambium Learning Group, Inc.; CFO

Ron Klausner; Cambium Learning Group, Inc.; CEO

Vernon Johnson; Cambium Learning Group, Inc.; President, Voyager

Analysts

A.J. Guido; Golden Tree; Analyst

Presentation

Operator: Good afternoon, and welcome to the Cambium Learning Group, Inc. 2012 fourth quarter earnings call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Brad Almond. Please go ahead.

Brad Almond: Thank you, Operator. I’m Brad Almond, the Chief Financial Officer of Cambium Learning Group. Joining me on today’s call are Ron Klausner, Chief Executive Officer, and Vernon Johnson, President of our Voyager Sopris business unit.

Some statements made on today’s call are forward-looking in nature and are based upon assumptions and subject to risk and uncertainties. The risk and uncertainties could cause our actual performance to differ materially from those reflected in statements made today. Examples of these assumptions and risk factors are described in our previous filings with the SEC and will be updated in our Form 10-K that we intend to file tomorrow.

On today’s call EBITDA, adjusted EBITDA, and adjusted net revenues will be presented, and it should be noted that these measures will differ from those reported on the GAAP financial statements provided in our 10-K.

These are non-GAAP financial measures that the Company believes will provide useful information to investors because they reflect underlying performance of the Company and provide investors with a view of the Company’s operations from Management’s perspective. These measures are used frequently by Management in the operation of the business.

Reconciliations of these figures to GAAP are included in our press release schedule, which can be found on our Corporate website, CambiumLearning.com and our Form 10-K.

Following today’s prepared statements we will take questions. A transcript and webcast of today’s call will also be available on the Company’s Corporate website.

Let me now turn the call over to Ron.

Ron Klausner: Thank you, Brad. Thanks for joining us today. On today’s call I will provide details of the Company’s 2012 fourth quarter performance. I’ll then turn the call over to Brad, who will share information on our 2012 fourth quarter financial results. I will discuss, one, Company performance, two, migration to technology, three, successes and achievements.

Company performance, overall fourth quarter order volume for the Company was up 20% compared to the same period of 2011, with full year 2012 order volume down 10%. Q4 Sopris Learning’s order volume was down 5% compared to the fourth quarter 2011, with the full year down 19%. Cambium Learning Technologies was up 34% in the fourth quarter, with the full year order volume up 5%, and Voyager Learning was up 15% in the fourth quarter, with the full year order volume down 17%.

While still not at the level we expect we are seeing positive developments. More specifically, Learning A-Z, ExploreLearning, and Voyager Education Services all grew significantly. LAZ, triggered by the student directed learning site, Raz-Kids, grew 29% for the quarter and over 20% for the full year.

For the full year of 2012 ExploreLearning grew in the teens, while our Education Services Practice increased by 37%. We did realize some improvement as Voyager Sopris product orders were flat for the quarter versus prior year, driven by a low seven-figure distance learning sale, but for the full year Voyager Sopris orders decreased by over 20%. The decline in Voyager Sopris legacy products is the primary reason for the full year declination of adjusted EBITDA of 51%, more from Brad.

On the last earnings call I stated we were trying to close nine agreements of over $1 million with two over $5 million. We closed three of the opportunities in Q4, and have closed two to date in Q1. Neither of the two over $5 million opportunities was closed, as we were unsuccessful with one, while we are still pursuing the second.

We are not going to give guidance for 2013 because of funding uncertainty. A responsible estimate is over 40% of our funding is sourced by Federal funds. If sequestration is still in effect for the new fiscal year, which is July for most states, Title I and IDEA are expected to decline about 5%. It is difficult to predict how much of the decreases will be for instructional materials and services.

We will continue to advance our strategy of a lower cost blended learning model with emphasis on student learning applications that result in better student outcomes. In my judgment by staying focused on providing very good value for our customers and making a difference for students we earn customer loyalty and protect ourselves to some extent from the funding challenge.

New capabilities, our focus continues to be developing digital capabilities that mitigate big issues. In February 2013 we rolled out Teacher Match, a scoring tool to identify better teacher candidates that was developed by one of the more prestigious data and analytical education entities, NWEA with the University of Chicago.

In April we will launch the first level of Language Live, a blended learning SaaS affordable model with half of the instructional time conducted in a student directed eLearning environment and the other half led by the classroom teacher. Built for common course standards this adaptive capability integrates peer-to-peer learning and social networking aspects to maximize student engagement and skill mastery. Targeting students in grades six to 12 reading below a sixth grade level, the solution is designed to elevate student skill levels two grade levels within one year.

In Q2 we will also launch an improved new pre-K solution, We Can, that is built for the new headstart standards. We Can is one of the few capabilities that has eight years of longitudinal data that shows children provided with a quality pre-K program can sustain academic outcomes. The study was performed by the independent group, Voices for Utah Children.

As indicated by the President in his recent inauguration speech, there are few initiatives that can impact student learning as much as kindergarten readiness. If our nation places more focus on academic rigor, while recognizing pre-K students are babies, it will position us well.

Successes and achievements, the U.S. DOE produced a summary report on the Federal Striving Readers Program. The Program and related grants focused on improving reading skills for middle and high school students. In April of the first implementation year the Program was cancelled due to funding, but the U.S. DOE allowed the states to finish the school year and external evaluators to complete the analysis. Louisiana, who used Voyager Journeys, had the best results of eight states, with statistically significant and educationally meaningful impact for overall reading and reading comprehension in these randomized control trials.

Now, Brad.

Brad Almond: Thanks, Ron. My comments will mainly be focused on the full year 2012 results, where I’ll cover these topics – revenue and deferred revenue, spending trends, our restructuring and reengineering efforts, EBITDA, and cash and liquidity.

Full year GAAP revenue was $149 million versus $172 million in 2011. The decline of 14% is driven by the order volume decline of 10% for the year. Revenue declined at a greater percentage than order volume as we experienced an increase in deferred revenue. In 2012 ending deferred revenue is $52 million compared with $43 million at the end of 2011, a 19% increase. This increase in deferred revenue decreased the revenue recognized in 2012 and is primarily caused by the increase in online elements sold both as standalone products and embedded in our blended solutions.

While the full year saw a decline in revenue, the decline abated some in the second half of the year, and in particular in Q4. The revenue decline in the first six months was 22% versus a 5% decline in the second half of the year, and the revenue increased in Q4 by 9% versus Q4 2011.

Overall, the Company’s revenue trends map those of the order volume trends, where we have seen marked declines in legacy print-based products, while the services and technology products have shown growth. However, the increase in services and technology has been insufficient to fully offset the decline in print-based products. It’s worth noting that the revenue derived from technology based products in 2012 was $70 million and now represents 47% of the Company’s overall revenue.

The core of this increase is from our online products, which have grown substantially with the offsetting declines in the sales of software and hardware based solutions in our Kurzweil and IntelliTools product lines.

While the increase in deferred revenue lowered revenue in 2012, it provides a base for 2013. Of the $52 million of deferred revenue we expect $46 million to be recognized in 2013.

Gross margin full year on a GAAP basis is 49% versus 53% in 2011. On an adjusted basis we removed the impact for lingering purchase accounting items from the 2009 merger, we removed depreciation and amortization, as well as the cost of the restructuring and reengineering. With these adjustments the 2012 gross margin is 67% compared to 69% in 2011. Earlier in the year the gap between 2012 and 2011 margins had been greater.

As we closed the year we gained some ground. For the full year we improved the margin approximately two percentage points from the increase in online sourced revenue and we improved the margin almost one point from increased margins in our services delivery. Unfortunately, these gains were more than offset by a decline in the margin, mainly of our print-based products.

The primary cause of that decline was a significant increase in the inventory reserve for these products and to a lesser degree the cause was the decline in product sales with a lack of corresponding decline in some costs of revenues that are not immediately variable, and we have some negative margin pressure from a decrease in the price of one of our older print-based products.

We continue our efforts to reduce costs through reducing resources in declining areas and through reengineering projects. We have started realizing benefits in 2012 from these efforts. While we will continue with these efforts in 2013, the spending required to pursue them will be significantly less and the realized benefits from past actions will be significantly greater.

We expect the actions we have taken in 2011 and 2012 to ultimately yield annual savings of $15 million a year relative to the 2011 spending levels. We realized about $5 million of that in 2012 and expect to realize another $9 million in 2013, and the remaining $1 million in 2014.

Throughout 2012 we allocated the realized savings and increased overall spending levels in R&D, as well as sales and marketing. In R&D the increased 2012 spending was aimed at creating and enhancing digital assets in all of our units. In sales and marketing we increased spending in Learning A-Z and ExploreLearning, while maintaining the spending levels in Voyager.

In 2013 we will continue to increase overall spending investment in Learning A-Z and in ExploreLearning, with an emphasis on more investments in ExploreLearning as we build on the successful student centric platform of the Reflex Program and significantly upgrade our computer simulations, called Gizmos.

At the end of 2012 we merged the Sopris and Voyager units for two primary reasons. We believed that combined efforts from development to sales and marketing provide a better opportunity to improve the top line trajectory and with more concentrated efforts across the portfolio, particularly in sales channels and marketing efforts.

Secondly, we completed the internal merger as a means to run these units more efficiently. We expect to reduce the overall combined spending in R&D, sales and marketing, and G&A in Voyager Sopris by approximately $12 million in 2013 relative to 2012. This reduction is from three sources. Number one, the rightsizing and reengineering efforts already mentioned. Number two, the synergistic savings from merging into one unit. And, number three, non-headcount discretionary reductions. In addition to these reductions, we will continue to pursue savings and cost of revenues to further target improved earnings as we adjust overall spending in Voyager and Sopris to align the cost structure with the current top line.

We present non-GAAP earnings as adjusted EBITDA to remove the impacts of certain non-operating and noncash costs. For the full year 2012 we had adjusted EBITDA of $21.4 million. With order volumes improving as much as they did in the fourth quarter we would have expected a better ending EBITDA. However, we elected to write-off some development efforts that were incurred in 2012 that were aimed at an unsuccessful large and specific sales opportunity. Typically this development investment would have been amortized and never impacted EBITDA, but as a onetime write-off it reduces EBITDA and did so by $1.5 million. Absent this write-off adjusted EBITDA would have been $23 million.

Clearly, full year 2012 versus 2011 was a disappointment in EBITDA. In 2011 we had generated adjusted EBITDA of $43 million compared with the $21 million in 2012. Almost all of the revenue decline of $24 million fell to the bottom line and reduced EBITDA by $22 million. The primary cause was the decline in Voyager and Sopris sales without a corresponding decrease in spending. The variable savings from declining volume in these units was offset with increase in other areas, primarily R&D and sales and marketing initiatives.

Growth in Learning A-Z and ExploreLearning, along with reduced spending in Corporate shared services improved year-over-year EBITDA, however, these improvements were overcome by our earnings declines in Kurzweil, IntelliTools in the CLT unit, as well as the decline in Voyager and Sopris.

Impairment charges that are excluded from adjusted EBITDA had a significant impact on the GAAP earnings for 2012. During 2012 the Company reported goodwill impairment charges of $67 million with Voyager Learning goodwill written down by $52 million and goodwill related to Kurzweil Education Systems and IntelliTools product lines in the CLT segment written down by $15 million.

The goodwill impairment was a result of a decline in order volumes and a reduction in the Company’s estimates of future cash flows, primarily impacted by expected continued funding pressure. The same triggering factors resulted in impairment charges of $28 million related to Voyager Learning’s intangible assets, including acquired curriculum and technology intangibles, acquired publishing rights, and other acquired intangible assets.

The final area is cash and liquidity, we end the year at what is typically our seasonally high point in cash balances. On the balance sheet as of December 31st, 2012 we had cash of $52 million. This was an $11 million decline from the prior year. We had cash flow from operations of $10 million, and I’d like to point out a few significant items in that cash flow from operations.

First, we expended over $4 million in cash for the restructuring and reengineering efforts. Secondly, we received $1 million in cash from the sale of a non-operating asset. And, third, we paid interest of $17 million. Therefore, before interest and excluding the restructuring charges and the cash influx from the sale of a non-operating asset, the cash flow from operations was $30 million.

Outside of operations we had $18 million in capital expenditures, mainly in the form of development of products, and we expended $3 million for stock repurchases from an authorized pool of $5 million.

I’d like to now turn the call over to the Operator for questions.

+++ q-and-a

Operator: (Operator Instructions)

Our first question comes from A.J. Guido at Golden Tree.

A.J. Guido: Hey, Brad, Ron. Help me understand just the EBITDA number a little more. Given where we were in November and you guys saying in your commentary you got three $1 million deals, it doesn’t look like order volume for LAZ fell off. We’re just surprised to see EBITDA of $4.5 million. Now you mentioned this onetime write-off of $1.5 million, which I don’t fully understand. Just maybe help us understand why with 10% roughly of revenue growth EBITDA was down or possibly flat at $6 million year-over-year?

Brad Almond: Let me – first, I think it’s important to understand that write-off and how it normally would not have impacted EBITDA. So we typically we develop products and then they’re amortized over the life of those products, even if they’re specifically for a single customer we would amortize them over the life of that customer, over its expected life.

So what happened to that one is we developed some capabilities for a large significant target we were going after. It was our conclusion that we weren’t going to win that account at the end of the year so we wrote that off. So normally that would have been – it would have gone into R&D and amortized in the depreciation and amortization and would not have affected EBITDA. So I do think it’s important that you add that back to EBITDA to get a sense of what EBITDA would have been like without it and, therefore, you have a more reasonable relationship with the revenue number.

Now it’s still a little bit off given the order volume and the revenues, and there’s a few reasons for that. One is we did recognize a significant amount of service revenue in Q4, that would bring the EBITDA down quite a bit. And also just in terms of the order volume, where we ended up, we did have quite a few deals that landed into deferred revenue and, therefore, the revenue is going to push into 2013. And, again, that’ll have a negative impact on EBITDA relative to the order volume.

A.J. Guido: But a positive impact for next year, I guess, apples to apples, okay.

Brad Almond: Right.

A.J. Guido: Okay, did you – I’m sorry, that’s correct you said?

Brad Almond: That is correct.

A.J. Guido: Okay, and maybe the case with Michigan, you guys are going to retain $6.4 million and that’s not reflected in the cash balance of $52 million or whatever, is that right?

Brad Almond: That is correct.

A.J. Guido: And is that completed, I guess, do you have the cash already or no?

Brad Almond: No, we don’t have it yet, it would be expected sometime in Q2.

A.J. Guido: Okay, who is that coming from?

Brad Almond: It’s coming from the State of Michigan.

A.J. Guido: State of Michigan, okay. And, Ron, or maybe if Vernon is there, if you could talk about the pipeline and some of these deals that you’re still working on out of those nine and what you’re kind of seeing for this year?

Vernon Johnson: So, this is Vernon, how are you?

A.J. Guido: Good, how are you?

Vernon Johnson: Good. If you compare pipeline this year compared to quarter one or quarter two of last year 2012 we see a much more robust pipeline steadily building the right kind of activity and focus in the sales producers in the field, with good transparency and accountability for what they do. So I think the trend looks like a nice build for quarter one and for quarter two. I don’t have visibility that I would consider to be as accurate for quarter three and four, although those are building quite nicely, as well.

Ron Klausner: Large deals, there are four right now over a million dollars and we’re still pursuing the one over $5 million.

Vernon Johnson: We have – a last comment, we have quite a few deals of significant volume within the next two quarters over $300,000 to $1 million, as well, which is quite different from what we experienced last year.

Ron Klausner: Yes, typically you will not see really large deals early in the year.

A.J. Guido: And why do you think you’re seeing them this year?

Ron Klausner: Well, a couple of them are ones that we’ve been working on that we thought we had a reasonable shot in Q4 and conversations are continuing and processes are advancing. And it’s not to suggest that historically we would have no large deals, but again four decent sized deals is encouraging but we’ve got to close them.

Vernon Johnson: And I think the reason, the primary reason why we’re seeing more activity at that level is that the focus of the activity, we’re intentionally focusing on big deals.

A.J. Guido: Okay, and when you talk about LAZEL, is there any possibility that we can get an idea of what the size of that business is at this point relative, I mean we – given where it’s growing and it’s got to be generating a large portion of your EBITDA at this point, so given how important it is I think it might be helpful if we could see what the size of that business is?

Brad Almond: Well, our point is when we release the K tomorrow there’ll be the usual segment data in there, and while LAZ is included in as a product line within the Cambium Learning Technologies segment, you can at least start to get a feel for the magnitude of it because it is at least the largest piece of the Cambium Learning Technologies segment. So I think the right thing to do is when the K comes out take a look at the segment reporting, and then if you have additional questions give me a call.

A.J. Guido: Okay, that’s all for right now. Thanks.

Ron Klausner: Thanks, A.J.

Operator: (Operator Instructions)

At this time, I show no further questions, I would like to turn the conference back over to Brad Almond for any closing remarks.

Brad Almond: Operator, thank you for leading the call. Thank everybody for participating on today’s call. We look forward to updating you on the Q1 2013 results, which we will be releasing sometime in late April or early May. Thank you very much.

Operator: The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.